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Exhibit 10.4

FORM OF AGREEMENT FOR AIRCRAFT JOINT OWNERSHIP
AND MANAGEMENT

        This Agreement for Joint Ownership and Management ("Agreement") is effective as of May 21, 2004 by and between Liberty Media Corporation with an address of 12300 Liberty Boulevard, Englewood, Co 80112 ("LMC"), and Liberty Media International, Inc. with an address of 12300 Liberty Boulevard, Englewood, Co 80112 ("LMI") (collectively, LMC and LMI are referred to as "Owners" or singularly as "Owner").

        WHEREAS, Owners own an undivided interest as tenants in common set forth on Exhibit A attached hereto and incorporated herein, in the aircraft described on Exhibit A, attached hereto and incorporated herein ("Aircraft");

        WHEREAS, each of the parties hereto desires to have LMC ("Managing Owner") or its designee undertake the duties and responsibilities of operating and managing the Aircraft; and

        WHEREAS, the Managing Owner and LMI desire to enter into an agreement providing for the operation of the Aircraft, with flight crew, under a joint ownership agreement as defined in the Federal Aviation Regulations ("FAR") Part 91.

        NOW THEREFORE, in consideration of the above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.     Purpose of Agreement

  1.1
  The Owners each agree to operate the Aircraft for their own interests in accordance with FAR Part 91. The parties agree to promptly execute, deliver and file such bills of sale, applications and other documents as may be necessary to reflect ownership of the Aircraft and agree that all aircraft operations will be in compliance with FARs. Each Owner will exercise possession, command and control over the Aircraft when such Owner uses the Aircraft.

2.     Relationship

  2.1
  Tenants-in-Common. Owners own an undivided interest in the Aircraft as tenants in common. Each of the Owners hereby acknowledges and agrees that its interest is subject to the terms and conditions of this Agreement, and any other documents that the Owners designate as governing documents (collectively, the "Governing Documents"). Notwithstanding the foregoing, each Owner waives any right it may have to demand the partition, or sale for partition, of the Aircraft under the laws of the State of Colorado or any other jurisdiction, and hereby agrees that the sole means by which an Owner may divest itself of its interest in the Aircraft will be as set forth in this Agreement. The parties hereto do not intend to create and this Agreement will not be considered as creating a joint venture, partnership, any business organization of any kind or any relationship whereby any party is held liable for the omissions or commissions of any other party.

3.     Transfer of Aircraft

  3.1
  No Transfer. Neither Owner may assign or transfer its interest in the Aircraft except as mutually agreed or as otherwise provided in this Agreement.

  3.2
  Sell Option. Either Owner may, at any time and for any reason, advise the other Owner that such first Owner ("Notifying Owner") desires to sell its interest in the Aircraft and is electing to require the other Owner ("Receiving Owner") to either purchase the Notifying Owner's entire interest in the Aircraft or, if Receiving Owner does not so elect to purchase, the Owners hereby agree that they will sell the entire Aircraft to a third party as provided below and the Owners will each receive their proportionate share of the net proceeds from such sale.

  3.3
  Contents of Notice by Notifying Owner. Notifying Owner shall give Receiving Owner written notice of its intent to exercise its rights under this Section. Such written notice shall set forth the imputed price for the entire Aircraft (the "Aircraft Price"), the price for the Notifying Owner's interest in the Aircraft and any other terms which Notifying Owner is establishing for the sale of its interest in the Aircraft (the "Offer Terms").

  3.4
  Response by Other Owner. Within thirty (30) days after receipt of written notice from Notifying Owner, Receiving Owner may, by written notice to Notifying Owner, elect to (i) purchase on the Offer Terms all, but not less than all, of the interest in the Aircraft owned by Notifying Owner; or (ii) notify the Notifying Owner that it does not elect to so purchase. The election by Receiving Owner to purchase the interest in the Aircraft owned by Notifying Owner shall specify a date for the closing of the purchase, which date shall not be more than sixty (60) days after the date of Notifying Owner's notice. If the Receiving Owner does not respond to the notice, it will be deemed to have elected not to purchase the Notifying Owner's interest in the Aircraft.

  3.5
  Sale of Aircraft. If Receiving Owner does not elect to purchase the interest in the Aircraft owned by Notifying Owner for the Offer Terms, the Owners shall be deemed to have conclusively elected to sell the entire Aircraft to a third party at a price not less than the Aircraft Price or as the Owners may otherwise mutually agree. The Owners shall cooperate with each other to sell the Aircraft at a price equal to or greater than the Aircraft Price, or such other price as the Owners may agree, as soon as possible. The Notifying Owner may, at any time after the Receiving Party has elected not to purchase, restart this process at a lower price or different terms. If the Owners receive an offer to purchase the Aircraft from a third party at a price that is less than the Aircraft Price (a "Lower Aircraft Price"), which the Notifying Owner desires to accept but the Receiving Owner does not desire to accept, the Receiving Owner shall have five (5) days after receipt of the written offer containing the Lower Aircraft Price to notify the Notifying Owner that the Receiving Owner desires to purchase the Notifying Owner's interest in the Aircraft for a purchase price equal to the Lower Aircraft Price multiplied by the Notifying Owner's percentage ownership interest in the Aircraft. If the Receiving Owner elects to purchase the Notifying Owner's interest in the Aircraft based on the Lower Aircraft Price, the Receiving Owner shall specify a date for the closing of the purchase, which shall be not later than thirty (30) days after receipt of the written offer containing the Lower Aircraft Price. If the Receiving Owner does not elect to purchase the Notifying Owner's interest in the Aircraft based on the Lower Aircraft Price, the Owners shall proceed to sell the Aircraft to the third party that made the offer to purchase at the Lower Aircraft Price.

4.     Term

  4.1
  This Agreement will commence on the date first above written and continue for as long as the Owners own the Aircraft.

5.     Duties of Managing Owner and Owner Decisions

  5.1
  The duties of the Managing Owner will include, but are not limited to, the following:

  5.1.1
  Flight Crew. Managing Owner agrees to employ or otherwise provide for qualified flight crew familiar with and certificated to operate the Aircraft, for all operations of the Aircraft during the term of this Agreement. Each Owner may request Managing Owner to employ and furnish a particular fully qualified flight crew with respect to a particular flight taken by such Owner, and Managing Owner will use its commercially reasonable efforts to comply with such request, provided such flight crew or member of a flight crew meets the requirements of the FARs, the applicable insurance policies and other safety standards established by Managing Owner in its reasonable discretion.

  5.1.2
  Consulting with Owners.    Managing Owner will oversee and the other Owner will provide assistance on matters regarding the Aircraft, including but not limited to:

  5.1.2.1
  Federal Aviation Administration ("FAA") and manufacturer's correspondence and directives;

  5.1.2.2
  Administration and enforcement of warranty claims;

  5.1.2.3
  Administration and enforcement of insurance matters;

  5.1.2.4
  Parts replacement services and maintenance arrangements; and

  5.1.2.5
  Preparation and filing of FAA and other mandatory reports and registrations.

  5.1.3
  Scheduling. Managing Owner will schedule the Aircraft pursuant to the guidelines set forth under the "Scheduling" Section below.

  5.1.4
  Inspections and Maintenance. Managing Owner will arrange for the Aircraft to be inspected, maintained, serviced, repaired, overhauled and tested by duly competent personnel, in accordance with approved maintenance and preventive repair programs, including the standards and guidelines established by the FAA and manufacturer's recommended maintenance, and will keep and maintain the Aircraft in good operating condition, ordinary wear and tear excepted, and in such condition as may be necessary to maintain in good standing the airworthiness certification of the Aircraft. No period of maintenance, preventive maintenance, or inspection will be delayed or postponed for the purpose of scheduling the Aircraft for flight, unless the maintenance or inspection can be safely conducted at a later time in compliance with all applicable laws and regulations, and within the sound discretion of the assigned pilot in command.

  5.1.5
  Documents. Copies of registration certificates, bills of sale, or any other evidence of ownership of the Aircraft will be maintained by Managing Owner at its offices and will be open for inspection and copying by Owners during normal business hours.

  5.2
  Managing Owner will act in accordance with the decision of the Majority Owners. Each Owner agrees that decisions relating to the Aircraft and not otherwise governed by the terms of this Agreement will be made by the Majority Owners. For purposes of this Agreement, the term "Majority Owners" means Owner(s) owning a majority of the ownership interests in the Aircraft.

6.     Allocation and Payment of Expenses

  6.1
  Responsibility and Invoices

  6.1.1
  Each Owner will be responsible for its proportionate share, as provided in this Agreement, of all fees, costs and expenses connected with the ownership, operation and maintenance of the Aircraft (the "Costs"). Managing Owner will be responsible for paying all expenses associated with maintaining, operating, storing and insuring the Aircraft and will bill the other Owner for its proportionate share as provided below.

  6.1.2
  Within ten (10) business days after the end of each calendar quarter, the Managing Owner will determine each Owner's proportionate share of the Costs and deliver an invoice to the other Owner setting out the allocation in reasonable detail. Fixed Expenses (described in Section 6.2) will be allocated based upon the Owners' relative ownership interests in the Aircraft. Variable Expenses (described in Section 6.3 will be allocated based upon the number of hours that the Aircraft was flown during the preceding calendar quarter for each Owner. Trip Specific Expenses (described in Section 6.4) will be invoiced directly to the applicable Owner. To the extent information regarding Costs or flight hours is not available as of the invoice date, the Managing Owner will estimate the Costs and true-up the estimate on the next invoice. The invoice will be payable within thirty (30) days after receipt.

  6.1.3
  The Owners will review and evaluate the methodology for allocating Costs annually and will negotiate in good faith to reach agreement on any appropriate adjustment based on such review and evaluation, including determination of hangar rent and adjustments to the allocation of Fixed Expenses if the percentage of flight hours used by each Owner differs from its percentage ownership interest. The initial review and adjustment will take place effective as of January 1, 2005.

  6.2
  Fixed Expenses.

  6.2.1
  Insurance;

  6.2.2
  Costs for compliance with Airworthiness Directives;

  6.2.3
  Costs for compliance with Service Bulletins;

  6.2.4
  Hangar rental (see Section 6.6 below);

  6.2.5
  Engine overhauls and rebuilds;

  6.2.6
  Property taxes and other similar fees and charges;

  6.2.7
  Crew salaries, benefits and training;

  6.2.8
  Communications, flight planning and weather services; and

  6.2.9
  Supplies.

  6.3
  Variable Expenses.

    6.3.1
    Airframe and systems maintenance and inspections

    6.3.2
    Oil, lubricants, and other additives

    6.3.3.
    Engine reserve allowances.

  6.4
  Trip Specific Expenses.

    6.4.1
    Tie down expenses;

    6.4.2
    Catering expenses and passenger amenities;

    6.4.3
    Customs fees, immigration charges and international handling fees;

    6.4.4
    Landing fees, ramp fees and parking fees;

    6.4.5
    Security fees and similar charges;

    6.4.6
    Ground transportation;

    6.4.7
    Charges for use of in-flight telephone service;

    6.4.8
    Transient hangar expenses;

    6.4.9
    De-icing and related expenses;

    6.4.10
    Aircraft and interior cleaning and lavatory services;

    6.4.11
    Crew travel expenses; and

    6.4.12
    Fuel.

  6.5
  Depreciation. For each calendar year, each Owner will be allocated its allocable share of depreciation based on that Owner's depreciable basis in the Aircraft.

  6.6
  Hangar Costs. The hangar where the Aircraft is currently housed at home base is owned by a subsidiary of the Managing Owner (the "Home Base Hangar"). The Managing Owner houses planes other than the Aircraft in the Home Base Hangar. So long as the Managing Owner permits the storage of the Aircraft at the Home Base Hangar, the other Owner will be charged its proportionate share (based upon its ownership interest in the Aircraft) of the fair market rental (excluding any profit component) of hangar space at the home base comparable to the Home Base Hangar. On an annual basis, the Managing Owner will determine the fair market rental cost (excluding any profit component) of hangar space at the home base comparable to the Home Base Hangar. This amount will be allocated equally among all of the aircraft housed at the Home Base Hangar. The amount allocated to the Aircraft will then be allocated proportionately to the Owners based upon their respective ownership interests in the Aircraft. The Owners agree that the monthly Hangar Rent to be allocated between the Owners as of the date of this Agreement is $6,700.

  6.7
  Books and Records. Managing Owner will maintain the books and records for the operation and use of the Aircraft, including records relating to the calculation of all charges and all records, logs and other materials required by the FAA to be maintained in respect of the Aircraft. Such books and records will be open to inspection and copying by the Owners during normal business hours.

7.     Aircraft Insurance

  7.1
  Throughout the term of this Agreement, Managing Owner will maintain in full force and effect, liability insurance in the amount of not less than $250,000,000 per occurrence combined single limit, including war risk and insurance against physical damage to the Aircraft in an amount not less than the actual cash value of the Aircraft, including war risk. Managing Owner will provide a Certificate of Insurance to Owners upon execution of this Agreement and upon request thereafter. Upon request, Managing Owner will provide Owners with copies of all policies relating to the Aircraft. Managing Owner will be entitled to vary the terms or amounts of hull insurance coverage relating to the Aircraft as it deems necessary or appropriate in its sole discretion, and it will provide Owners with reasonable advance notice of any material modifications to insurance coverage relating to the Aircraft. All such insurance will name the Managing Owner as the insured and the other Owner as an additional insured and may not be canceled by the insurer without thirty (30) days prior written notice (except in the case of war-risk insurance, without seven (7) days prior written notice) to all Owners. Such insurance will be primary insurance up to and including the stated policy limits. The coverage will be primary and non-contributory with any other insurance.

8.     Damage and Indemnification

      8.1.1
      Damage. All damage to the Aircraft will be allocated to the Owners in proportion to their ownership interests, except as may be paid by insurance on the Aircraft or as provided in the next sentence. Damage caused by the gross negligence or recklessness of an Owner or an Owner's invitee, not covered by insurance (such as a deductible), will be repaired at that Owner's sole expense and in an expeditious manner so as to permit the operations of the Aircraft to continue without undue delay or inconvenience. Each Owner assumes liability for, and hereby agrees to indemnify, defend, protect, save, keep and hold harmless the other Owner, its directors, officers, agents, employees and stockholders and their respective successors, agents, counsel, affiliates and assigns ("Indemnified Parties") from and against any and all third-party claims, liabilities, demands, obligations, losses, damages, penalties, claims (including without limitation, claims involving strict or absolute liability in tort, (but excluding claims involving loss of use, special, indirect and consequential damages), actions, suits, costs, expenses and disbursements (including, without limitation, reasonable legal fees and expenses) of any kind and nature whatsoever ("Claims") which may be imposed on or asserted against any Indemnified Party, in any way relating to or arising out of the operation of the Aircraft by that Owner or anyone else that Owner may allow to operate the Aircraft, whether or not in violation of this Agreement, the insurance policies, applicable FARs or any other federal, state local or municipal statute, regulation or ordinance. Whether the indemnity granted by each Owner to each Indemnified Party herein is deemed subordinate or primary to any other indemnity to which each Indemnified Party may be entitled, the Indemnified Party may look solely to that Owner and need not pursue any Claims against any third person prior to or subsequent to seeking the indemnity from the other Owner hereunder.

  8.2
  Liens and Penalties. Each Owner also hereby indemnifies and will hold the other harmless against any loss sustained or reasonable expense incurred as the direct result of or arising out of the imposition on the Aircraft of any federal or other tax lien or the foreclosure thereof by virtue of the failure to pay or underpayment by the indemnifying party of the any taxes, fees or assessments payable by such indemnifying party. Fines, penalties and other charges levied against any Owner or the Aircraft for acts in violation of any law or regulation governing the operation of the Aircraft will be borne solely by the Owner causing the violation.

  8.3
  Indemnification Procedures.

  (a)
  In connection with any indemnification provided for in this Section 8, the party seeking indemnification (the "Indemnitee") will give the party from which indemnification is sought (the "Indemnitor") prompt notice whenever it comes to the Indemnitee's attention that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under this Section 8, and, when known, the facts constituting the basis for such claim (in reasonable detail). Failure by the Indemnitee to so notify the Indemnitor will not relieve the Indemnitor of any liability under this Agreement except to the extent that such failure prejudices the Indemnitor in any material respect.

  (b)
  After receipt of a notice pursuant to Section 8.3(a), the Indemnitor will be entitled, if it so elects, to take control of the defense and investigation with respect to such claim and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor's cost, risk, and expense, upon written notice to the Indemnitee of such election, which notice acknowledges the Indemnitor's obligation to provide indemnification under this Agreement. The Indemnitor will not settle any third-party claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, delayed or conditioned; provided, however, that the Indemnitor may settle a claim without the Indemnitee's consent if such settlement (i) makes no admission or acknowledgment of liability or culpability with respect to the Indemnitee, (ii) includes a complete release of the Indemnitee, and (iii) does not require the Indemnitee to make any payment not covered by indemnification by the Indemnitor hereunder or forego or take any action. The Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial, and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnitee's name of appropriate cross claims and counterclaims). The Indemnitee may, at its own cost, participate in any investigation, trial, and defense of such lawsuit or action controlled by the Indemnitor and any appeal arising therefrom. If there are one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor and to participate in the defense of the lawsuit or action.

  (c)
  If, after receipt of a notice pursuant to Section 8.3(a), the Indemnitor does not undertake to defend any such claim, the Indemnitee may, but will have no obligation to, contest any lawsuit or action with respect to such claim, and the Indemnitor will be bound by the result obtained with respect thereto by the Indemnitee. The Indemnitee may not settle any lawsuit or action with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, delayed, or conditioned.

  (d)
  At any time after the commencement of defense of any lawsuit or action, the Indemnitor may request the Indemnitee to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnitor of such claim, whereupon such action will be taken unless the Indemnitee determines that the contest should be continued and so notifies the Indemnitor in writing within 15 days of such request from the Indemnitor. Any request from the Indemnitor that any contest be abandoned will specify the amount that the other party or parties to the contested claim have agreed to accept in payment or compromise of the claim. If the Indemnitee determines that the contest should be continued, the Indemnitor will be liable under this Agreement only to the extent of the lesser of (i) the amount that the other party or parties to the contested claim had agreed to accept in payment or compromise as of the time the Indemnitor made its request therefor to the Indemnitee, as specified in the Indemnitor's request, or (ii) the amount for which the Indemnitor may be liable with respect to such claim by reason of the provisions of this Agreement.

  8.4
  Limitation on Liability. Owners agree that the proceeds of any insurance to which they are entitled will be deemed to be their sole recourse against Managing Owner for any Claim by Owners for loss or damage to the Aircraft due to the management actions of Managing Owner. In no event will an Owner be liable to an Indemnified Party for any indirect, special, incidental, or consequential damages with respect to any matter relating to this Agreement.

9.     Scheduling

  9.1
  Scheduling. For purposes of this Agreement, the Aircraft will be available for use by the Owners generally based on their respective percentage ownership interests in the Aircraft. Each Owner will be allowed usage of the Aircraft on a "first-come, first-served" basis and will schedule flights through the Flight Department.

    Managing Owner will advise the other Owner at least one week in advance of any scheduled maintenance and repair and will advise the other Owner as to the projected back-in-service time and date for all unscheduled repairs.

  9.2
  Repositioning Flight and Deadhead Flights. Repositioning flights will be charged to the Owner responsible for the flight away from the home base. In the event the Aircraft will be away from home base for greater than five (5) business days and the other Owner elects to use the Aircraft during that time, the Owner which utilized the Aircraft away from home base shall be responsible for all variable costs in returning the Aircraft to Home Base and in returning to the destination to retrieve the Owner. If the Aircraft is away from home base for less than five (5) business days and the other Owner elects to use the Aircraft during that time, such Owner shall be responsible for all variable costs in returning the Aircraft to home base and in returning it to the destination to retrieve the first Owner. The flight hours incurred for such repositioning and deadhead flights shall be deemed flown by the Owner which utilized the Aircraft as provided above.

  9.3
  Information Required. Requests for flight time will be in a form, whether oral or written, mutually convenient to, and agreed upon by, the parties. An Owner will provide the following scheduling and flight time information for each proposed flight, to the flight department:

  9.3.1
  Proposed departure point;

  9.3.2
  Destination airport;

  9.3.3
  Date and time of departure or arrival;

  9.3.4
  Number of anticipated passengers;

  9.3.5
  Nature and extent of luggage and/or cargo to be carried;

  9.3.6
  Date and time of a return flight, if any; and

  9.3.7
  Any other information which is pertinent or required by the flight crew.

  9.4
  Personal Use. Each Owner may allow its employees to use the Aircraft for personal use provided the Aircraft is not required by either Owner for business use. The flight hours incurred by John Malone or Robert Bennett for personal use will be deemed flown by LMC. The flight hours incurred by any other person for personal use will be deemed flown by the Owner authorizing the personal use.

10.   Aircraft Use Restrictions

  10.1
  No Transportation for Hire by Owners. Owners will not use the Aircraft for the purpose of providing transportation for passengers or cargo in air commerce for compensation or hire, for any illegal purposes or for any use prohibited by the insurance maintained pursuant to this Agreement. The Owners may operate the Aircraft only for the purposes and within the geographical limits set forth in the insurance policy or policies obtained pursuant to this Agreement and in compliance with all FAA Regulations. Each party hereto will abide by and conform to all such laws, governmental and airport orders, rules and regulations, as will from time to time be in effect relating in any way to the operation and use of the Aircraft under this Agreement.

  10.2
  Home Base. The Aircraft's primary operating base will be Centennial Airport (KAPA).

11.   Flight Crew

  11.1
  Authority. In accordance with the applicable FARs, the pilot in command will have full authority to exercise all of his duties and responsibilities in regard to the safety of each flight conducted hereunder. Each Owner specifically agrees that the pilot in command, in his sole discretion, may terminate any flight, refuse to commence any flight, or take any other such action which, in the considered judgment of the assigned pilot in command, is necessitated by safety considerations. No such action by the pilot in command will create or support any liability for loss, injury, damage or delay to any Owner or any other person. The Owners further agree that no Owner will be liable for delay or failure to furnish or return the Aircraft or flight crew pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions or acts of God.

  11.2
  Pilots. A pilot will be authorized to operate the Aircraft if that pilot has the experience level required by the FAA and the approval of the underwriter for the insurance policy then in force, except for flights and operation by authorized personnel incidental to testing after maintenance and repair at an FAA authorized repair station. Pilots shall hold an aircraft type rating appropriate to the make and model of the Aircraft.

12.   International Flights

  12.1
  Insurance necessary to comply with all applicable foreign laws and regulations must be arranged at the sole expense of the Owner using the Aircraft prior to entering the airspace of any country.

13. Default. The occurrence of any of the following will constitute a default by an Owner under this Agreement:

  13.1
  The failure of an Owner to pay when due any amounts owed under this Agreement within thirty (30) days after written notice of nonpayment;

  13.2
  The causing or permitting by an Owner, through its own acts or failure to act, of any lien, claim or encumbrance to attach to the Aircraft;

  13.3
  The material breach by an Owner of any other provision of this Agreement, which material breach continues for thirty (30) days after written notice to such Owner;

14.   Remedies

  14.1
  Specific Performance. If either party threatens to take any action in violation of the terms of this Agreement, the other party may apply to any court of competent jurisdiction for an injunctive order prohibiting such proposed action. Either party may institute and maintain any action or proceeding against the other party to compel the specific performance of this Agreement. The party against which such action or proceeding is brought hereby waives the claim or defense that an adequate remedy at law exists, and such party will not urge in any such action or proceeding the claim or defense that such remedy at law exists.

  14.2
  Arbitration. Except as provided in Section 14.1, all disputes arising under this Agreement that are not settled by the parties will be submitted to binding arbitration under the then existing

  Commercial Arbitration Rules of the American Arbitration Association. Arbitration proceedings will be held in Denver, Colorado, or such other location agreed to by the parties. The parties to the arbitration may agree on an arbitrator; otherwise, there will be a panel of three arbitrators, one named in writing by each party within 20 days after any party serves a notice of arbitration and the third arbitrator named by the two arbitrators named by the parties. No person financially interested in this Agreement or any party may serve as an arbitrator. The costs of the arbitration and the fees of the arbitrator or arbitrators will be borne by the parties equally. The decision of the arbitrator or arbitrators will be final and conclusive and binding on all the parties, and judgment thereon may be entered in any Colorado court of competent jurisdiction.

  14.3
  Disputed invoices. If a portion of an invoice is in dispute, the disputing Owner must pay the undisputed portion.

15. Representations and Warranties. The parties hereto represent and warrant to, and agree with, one another as follows:

  15.1
  The parties are each duly and validly organized and existing in good standing under the laws of the state of their incorporation/organization;

  15.2
  The parties each have the power and the authority to enter into this Agreement, and to carry out the transactions contemplated hereunder;

  15.3
  The execution and delivery of this Agreement by the parties and the performance of their obligations hereunder have been duly authorized by all necessary action of the parties and do not violate or conflict with:

  15.3.1
  Any provision of any of the parties' Certificates of Incorporation/Organization or By-Laws; or

  15.3.2
  Any law or any order, writ, injunction, decree, rule or regulation of any court, administrative agency or any other governmental authority;

  15.4
  There is no action, suit or proceeding pending or threatened against any of the parties before any court, administrative agency or other governmental authority which brings into question the validity of, or might in any way impair, the execution, delivery or performance by the parties of this Agreement;

  15.5
  The parties are not subject to any restriction or agreement which, with or without the giving of notice, the passage of time, or both, prohibits or would be violated by the execution, delivery and consummation of this Agreement and the transactions herein referred to other than restrictions and agreements as to which they have obtained the necessary consents for such execution, delivery and consummation by the parties; and

  15.6
  The Aircraft will be registered in the United States throughout the term of this Agreement and each Owner is and for as long as this Agreement remains in effect will be eligible to register aircraft with the FAA.

16.   Notices

  16.1
  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when:

  16.1.1
  Delivered by hand (with written confirmation of receipt),

  16.1.2
  Sent by electronic facsimile transmission equipment, which equipment shall furnish written confirmation of successful and completed transmission of all pages without error in transmission, or

  16.1.3
  When received by the addressee, if sent by a nationally recognized overnight delivery service;

      in each case to the appropriate addresses and facsimile numbers set forth on Exhibit Aattached hereto (or to such other addresses and facsimile numbers as a party may designate by written notice to the other party from time to time).

17.   Waiver

  17.1
  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege. To the maximum extent permitted by applicable law:

  17.1.1
  No claim or right arising out of this Agreement can be discharged by a party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties;

  17.1.2
  No waiver that may be given by a party will be applicable except in the specific instance for which it is given; and

  17.1.3
  No notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement with respect to its subject matter.

18.   Entire Agreement and Modification

  18.1
  This Agreement supersedes any prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the Agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement signed by all parties.

19.   No Assignment; Successors, and No Third Party Rights

  19.1
  No Owner may assign any of its rights under this Agreement or sell, donate, assign, transfer, pledge, hypothecate, convey, lease or in any other manner dispose of or encumber any of its right, title or interest in and to the Aircraft without the consent of the other and except as set forth in this Agreement. No Owner may lend or lease the Aircraft to any third party without the prior consent of the other Owner. Each Owner will refrain from incurring any mechanic's or other lien in connection with inspection, preventative maintenance, maintenance or storage of the Aircraft, and will not convey, mortgage, assign, lease, encumber or alienate the Aircraft or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into a lien. Unless expressly permitted under this Agreement, a purported complete or partial transfer or other disposition or encumbrance of any interest in the Aircraft shall be null and void ab initio and shall not be binding upon or recognized by the Owners.

  19.2
  Subject to this Section, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties of this Agreement, their successors and permitted assigns.

20.   Severability

  20.1
  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

21.   Section Headings, Construction

  21.1
  The headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Sections" refer to the corresponding sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

22.   Governing Law

  22.1
  This Agreement will be governed by and construed under the laws of the State of Colorado without regard to conflicts of laws principles.

23.   Counterparts

  23.1
  This Agreement may be executed in two or more identical counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by duly authorized officers, to be effective as of the date first written above.

Liberty Media Corporation
By:	/s/ ELIZABETH M. MARKOWSKI Elizabeth M. Markowski Senior Vice President
Liberty Media International, Inc.
By:	/s/ ELIZABETH M. MARKOWSKI Elizabeth M. Markowski Senior Vice President

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FORM OF AGREEMENT FOR AIRCRAFT JOINT OWNERSHIP AND MANAGEMENT